May 19, 2016	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports First Quarter Fiscal 2016 Results

Diluted EPS of $0.30 compared to $0.29 last year

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the first quarter ended April 30, 2016.

First Quarter Highlights

•	Diluted earnings per share of $0.30 compared to $0.29 in 2015

•	Total sales increased 0.6 percent and comparable store sales decreased 3.4 percent

•	2016 store opening plan increased to 13 new stores

“We were able to deliver solid first quarter earnings by maintaining our gross profit rate and controlling expenses on slightly higher total sales driven by our new stores,” said Jay Stein, Chairman of the Board. “Sales in our existing stores were impacted by decreased traffic and a greater amount of fall clearance that hampered in-season selling. We cleared excess fall seasonal merchandise as planned and are pleased with the levels and freshness of our Spring inventories going into the second quarter.”

Net income for the first quarter was $13.7 million or $0.30 per diluted share compared to net income of $13.6 million or $0.29 per diluted share in 2015. Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) for the quarter was $32.9 million compared to $30.9 million in 2015 (see Note 1).

Sales

Total sales for the first quarter of 2016 were $355.7 million compared to $353.5 million in 2015. Comparable store sales decreased 3.4 percent due to lower traffic and lower average unit retail (AUR). AUR was lower due to a higher amount of fall clearance selling this quarter compared to the first quarter of 2015.

Gross Profit

Gross profit for the first quarter of 2016 was $108.9 million or 30.6 percent of sales compared to $108.4 million or 30.7 percent of sales in 2015.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses for the first quarter of 2016 were $85.8 million or 24.1 percent of sales compared to $85.6 million or 24.2 percent of sales in 2015.

Inventories

Inventories were $317 million at the end of the first quarter of 2016 compared to $303 million at the same time last year. Average inventories per store were flat to last year.

Interest Expense and Debt

Interest expense for the first quarter of 2016 was $1.0 million compared to $0.7 million in 2015. Borrowings under our credit facilities were $149 million at the end of the first quarter. Unused availability was $113 million at the end of the quarter.

Store Activity

We had 283 stores at the end of the first quarter compared to 270 last year. We opened five new stores during the quarter. Pre-opening costs related to new and relocated stores were $1.1 million for the first quarter of 2016 compared to $344 thousand in last year’s first quarter.

We are now expecting to open a total of 13 new stores, close two stores (August 2016 and January 2017) and relocate two stores in 2016. We continue to expect that new stores will increase sales an estimated 4 percent above our comparable store sales results for the year.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended April 30, 2016 with the Securities and Exchange Commission (SEC), and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s first quarter 2016 results will be held at 10 a.m. ET on May 19, 2016. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through May 31, 2016.

Investor Presentation

Stein Mart’s first quarter 2016 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. With 283 locations from California to Massachusetts, as well as steinmart.com, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: consumer sensitivity to economic conditions, competition in the retail industry, changes in consumer preferences and fashion trends, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended
	April 30, 2016	May 2, 2015
Net sales	$355,712	$353,521
Cost of merchandise sold	246,820	245,141

Gross profit	108,892	108,380
Selling, general and administrative expenses	85,799	85,622

Operating income	23,093	22,758
Interest expense, net	966	686

Income before income taxes	22,127	22,072
Income tax expense	8,397	8,508

Net income	$13,730	$13,564

Net income per share:
Basic	$0.30	$0.30

Diluted	$0.30	$0.29

Weighted-average shares outstanding:
Basic	45,595	44,612

Diluted	46,275	45,766

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	April 30, 2016	January 30, 2016	May 2, 2015
ASSETS
Current assets:
Cash and cash equivalents	$16,317	$11,830	$17,190
Inventories	316,897	293,608	302,781
Prepaid expenses and other current assets	22,676	18,586	24,586

Total current assets	355,890	324,024	344,557
Property and equipment, net	166,261	162,954	149,254
Other assets	30,141	29,247	31,026

Total assets	$552,292	$516,225	$524,837

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$152,807	$105,569	$164,092
Current portion of debt	10,000	10,000	6,667
Accrued expenses and other current liabilities	74,960	71,571	67,219

Total current liabilities	237,767	187,140	237,978
Long-term debt	138,960	180,150	145,777
Deferred rent	41,667	41,146	33,654
Other liabilities	45,744	31,472	36,677

Total liabilities	464,138	439,908	454,086

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 46,372,908, 45,814,583 and 45,395,851 shares issued and outstanding, respectively	464	458	454
Additional paid-in capital	44,370	42,801	37,476
Retained earnings	43,594	33,337	33,249
Accumulated other comprehensive loss	(274)	(279)	(428)

Total shareholders’ equity	88,154	76,317	70,751

Total liabilities and shareholders’ equity	$552,292	$516,225	$524,837

NOTE TO PRESS RELEASE

Note 1 – EBITDA:

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Unaudited (in thousands)

	13 Weeks	13 Weeks
	Ended	Ended
	April 30, 2016	May 2, 2015
Net income	$13,730	$13,564
Add back amounts for computation of EBITDA:
Interest expense, net	966	686
Income tax expense	8,397	8,508
Depreciation and amortization	7,660	7,223

EBITDA	30,753	29,981

Adjustments:
Ecommerce losses	1,052	501
Store closing and impairment charges	1	55
Pre-opening costs	1,126	344

Total adjustments	2,179	900

Adjusted EBITDA	$32,932	$30,881